Exhibit 99.1

6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com
NEWS RELEASE
CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com

THE COOPER COMPANIES ANNOUNCES THIRD QUARTER 2012 RESULTS

PLEASANTON, Calif., September 6, 2012 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal third quarter ended July 31, 2012.

•	Revenue increased 8% year-over-year to $378.2 million. CooperVision (CVI) revenue up 5% to $314.2 million and CooperSurgical (CSI) revenue up 20% to $64.0 million.

•	GAAP earnings per share (EPS) $1.36, up 46 cents or 51% from last year’s third quarter.

•	Non-GAAP EPS $1.45, up 30 cents from last year’s third quarter. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

•	Free cash flow $62.9 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I’m very proud of the progress we made this quarter. We continued to execute on our long-range objectives with CooperVision gaining market share and CooperSurgical posting another strong quarter. We also closed on the acquisition of Origio, the leading global in-vitro fertilization (IVF) medical device company. Our business continues to perform well and we remain optimistic about continuing to deliver strong results.”

Third Quarter GAAP Operating Highlights

•	Revenue $378.2 million, 8% above third quarter 2011, 9% excluding currency and acquisitions.

•

Gross margin 63% compared with 58% in last year’s third quarter. The improvement was the result of improved margins at both CooperVision and CooperSurgical, and the $14.2 million Avaira® recall reserve for inventory and return provisions in last year’s third quarter.

•	Operating margin 20% compared with 15% in last year’s third quarter. The improvement was primarily the result of gross margin improvements.

•

Depreciation $21.9 million, up 10% from last year’s third quarter. Amortization $5.9 million, up 7% from last year’s third quarter primarily related to additional amortization from the acquisition of Origio.

•

Total debt increased $160.8 million from April 30, 2012, to $480.1 million due mainly to the Origio acquisition. Interest expense was $2.3 million compared with $3.2 million in last year’s third quarter. Excluding a $0.4 million gain associated with the Origio acquisition, interest expense would have been $2.7 million.

•	Cash provided by operations $78.1 million, capital expenditures $24.1 million, insurance recovery $1.9 million and excluding Origio related costs of $7.0 million, free cash flow $62.9 million.

Third Quarter CooperVision GAAP Operating Highlights

•	Revenue $314.2 million, up 5% from last year’s third quarter, 10% in constant currency.

•	Revenue by category:

	(In millions) 3Q12	% of CVI Revenue 3Q12	%chg y/y	Constant Currency %chg y/y

Toric	$94.7	30%	7%	12%
Multifocal	24.8	8%	26%	33%
Single-use sphere	71.7	23%	11%	13%
Non single-use sphere, other	123.0	39%	-2%	3%

Total	$314.2	100%	5%	10%

•	Revenue by geography:

	(In millions) 3Q12	% of CVI Revenue 3Q12	%chg y/y	Constant Currency %chg y/y

Americas	$131.3	42%	10%	11%
EMEA	106.5	34%	-5%	6%
Asia Pacific	76.4	24%	16%	16%

Total	$314.2	100%	5%	10%

•	Selected revenue by material:

	(In millions) 3Q12	% of CVI Revenue 3Q12	%chg y/y	Constant Currency %chg y/y

Silicone hydrogel	$117.9	38%	28%	35%
Proclear®	$79.0	25%	-2%	3%

•

Gross margin 63% compared with 56% in the third quarter of 2011. The improvement was the result of the $14.2 million Avaira® recall reserve for inventory and return provisions in last year’s third quarter as well as increased manufacturing efficiencies and favorable product mix, primarily from a shift to higher margin silicone hydrogel products.

Third Quarter CooperSurgical GAAP Operating Highlights

•	Revenue $64.0 million, up 20% from last year’s third quarter. Revenue includes $5.6 million from the Origio acquisition and was up 6% excluding acquisitions.

•	Revenue by category:

	(In millions) 3Q12	% of CSI Revenue 3Q12	%chg y/y

Office, other	$30.8	48%	7%
Surgical procedures	23.7	37%	16%
Fertility	9.5	15%	149%

Total	$64.0	100%	20%

•

Gross margin 67%, up from 65% in last year’s third quarter. The improvement in gross margin was largely a result of manufacturing efficiency improvements and favorable product mix resulting primarily from a shift to higher margin products used in surgical procedures. This was slightly offset by lower gross margins from Origio.

Other Items

•

On May 31, 2012, entered into an amendment to our senior unsecured revolving line of credit. Facility increased to $1.0 billion from $750.0 million, and the $234.4 million term loan was fully repaid using the new revolving facility. The facility offers additional availability, lower interest rates and extends the maturity date to May 31, 2017, from January 12, 2016.

•	On July 11, 2012, completed the voluntary tender offer for Origio, a leading global in-vitro fertilization (IVF) medical device company based in Denmark.

•	During the quarter, repurchased approximately 321,000 shares for $25.0 million. Fiscal year-to-date repurchases now total approximately 984,000 shares for $71.1 million.

2012 Guidance

The Company revises its full-year fiscal 2012 revenue and EPS guidance. Guidance is summarized as follows:

	2012 Guidance Old	2012 Guidance New	4Q12 Guidance New

Revenues (In millions)
Total	$1,400-$1,440	$1,439-$1,449	$390-$400
CooperVision	$1,175-$1,205	$1,186-$1,191	$315-$320
CooperSurgical	$225-$235	$253-$258	$75-$80
EPS
GAAP	$4.88-$5.13	$5.10-$5.15	$1.50-$1.55
Non-GAAP	$4.90-$5.15	$5.19-$5.24	$1.50-$1.55
Free Cash Flow (In millions)	$200-$230	$210-$230	$63-$83

Guidance assumes constant currency at the date of issuance and no pending acquisitions. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude debt extinguishment costs related to the amendment to our Credit Agreement and costs related to acquisitions. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

In the fiscal third quarter of 2012, our non-GAAP results, and our fiscal 2012 guidance, excludes a $1.4 million loss related to the May 31, 2012 amendment to our Credit Agreement and costs related to the acquisition of Origio consisting of $4.0 million in direct acquisition costs recorded in selling, general and administrative expense and $0.4 million net gain related to the repayment of debt acquired recorded in interest expense.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year.

	Three Months Ended July 31,
	2012 GAAP	Adjustments	2012 Non-GAAP
Operating income	$77,250	$4,042	$81,292
Income before income taxes	$71,308	$5,046	$76,354
Provision for income taxes	$4,433	$206	$4,639
Net income	$66,875	$4,840	$71,715
Diluted EPS	$1.36	$0.09	$1.45

	Fiscal 2012 EPS Guidance
	2012 GAAP	Adjustments	2012 Non-GAAP
Diluted EPS	$5.10-$5.15	$0.09	$5.19-$5.24

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal third quarter 2012 financial results. The dial in number in the United States is +1-800-591-6923 and outside the United States is +1-617-614-4907. The passcode is 38368731. There will be a replay available approximately two hours after the call ends until Thursday, September 13, 2012. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 67403346. This call will also be broadcast live on our website, http://investor.coopercos.com. A transcript will be available on our website following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has more than 7,500 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2012 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of further declines in the value of the Euro that would decrease our revenues and earnings; acquisition integration delays or costs or the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period; reduced sales, loss of customers, and costs and expenses related to the recall of certain lots of Avaira Toric and Avaira Sphere contact lenses; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent or other litigation; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the impact of acquisitions or divestitures on revenues, earnings or margins; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2012	October 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$12,732	$5,175
Trade receivables, net	228,593	214,779
Inventories	301,686	253,584
Deferred tax assets	37,140	33,684
Other current assets	47,955	33,125

Total current assets	628,106	540,347

Property, plant and equipment, net	617,615	609,205
Goodwill	1,360,504	1,276,567
Other intangibles, net	220,347	128,341
Deferred tax assets	12,443	21,828
Other assets	44,903	48,230

	$2,883,918	$2,624,518

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$25,858	$52,979
Other current liabilities	206,217	214,227

Total current liabilities	232,075	267,206

Long-term debt	454,225	327,453
Deferred tax liabilities	30,748	20,127
Other liabilities	70,224	72,244

Total liabilities	787,272	687,030

Stockholders’ equity	2,096,646	1,937,488

	$2,883,918	$2,624,518

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,

	2012	2011	2012	2011
Net sales	$378,186	$351,396	$1,048,835	$969,926
Cost of sales	138,089	148,594	377,589	388,755

Gross profit	240,097	202,802	671,246	581,171
Selling, general and administrative expense	143,830	133,617	412,540	373,453
Research and development expense	13,156	11,725	37,611	31,843
Amortization of intangibles	5,861	5,493	16,677	14,940

Operating income	77,250	51,967	204,418	160,935
Interest expense	2,315	3,217	9,049	14,436
Loss on extinguishment of debt	1,404	—	1,404	16,487
Other (expense) income, net	(2,223)	386	(1,230)	(128)

Income before income taxes	71,308	49,136	192,735	129,884
Provision for income taxes	4,433	4,919	16,316	11,092

Net income	$66,875	$44,217	$176,419	$118,792

Diluted earnings per share	$1.36	$0.90	$3.60	$2.46

Number of shares used to compute earnings per share	49,302	49,009	49,069	48,362

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers' Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 2Q12			Trailing Twelve Months 2012
	Market	Market Change	CVI Change	Market	Market Change	CVI Change

Sales by Category
Spheres	$1,397	4%	7%	$5,430	3%	7%
Torics	348	8%	10%	1,358	9%	10%
Multifocal	91	11%	31%	344	10%	21%

WW Soft Contact Lenses	$1,836	5%	9%	$7,132	5%	9%

Sales by Modality
Single-use	$733	10%	14%	$2,771	9%	12%
Other	1,103	2%	8%	4,361	2%	8%

WW Soft Contact Lenses	$1,836	5%	9%	$7,132	5%	9%

Sales by Geography
Americas	$711	8%	10%	$2,711	7%	9%
EMEA	508	3%	5%	1,965	3%	6%
Asia Pacific	617	3%	16%	2,456	4%	12%

WW Soft Contact Lenses	$1,836	5%	9%	$7,132	5%	9%

United States	$617	8%	9%	$2,351	7%	10%
International	1,219	3%	9%	4,781	4%	8%

WW Soft Contact Lenses	$1,836	5%	9%	$7,132	5%	9%

COO-E

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